Exhibit 107

Calculation of Fling Fee Tables

Form 424(b)(3)

(Form Type)

Ready Capital Corporation.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Debt	7.375% Senior Notes due 2027	Rule 457(o)	$20,000,000(1)	97.50%	$19,500,000	0.0000927	$1,807.65 (2)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts:					$19,500,000		$1,807.65
	Total Fees Previously Paid:							—
	Total Fee Offsets:							—

	Net Fee Due:							$1,807.65

(1)	Represents the aggregate principal amount of 7.375% Senior Notes due 2027 (the “Notes”) whose offer and sale are registered by the issuer’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on March 22, 2022 (File No. 333-263756) (the “Registration Statement”) and the prospectus supplement to which this exhibit is attached.

(2)	The fee payable in connection with this offering has been calculated pursuant to Rule 457(o) under the Securities Act. Payment of the registration fee at the time of filing of the Registration Statement was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith in accordance with Rule 456(b) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the offering of the Notes.